                                                                   Exhibit 4.4
                                 FORM OF
                         STOCK OPTION AGREEMENT
                               PURSUANT TO
                           FEDEX CORPORATION
                       1999 STOCK INCENTIVE PLAN

     A STOCK OPTION for a total of __________ shares of Common Stock, par value $.10 per share, of FedEx Corporation, a Delaware corporation (the "Company"), is hereby granted to (Name)(the "Optionee"), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Company's 1999 Stock Incentive Plan (the "Plan"), which is incorporated herein by reference.

     1. OPTION PRICE. The option price is $____________ for each share, being one hundred percent (100%) of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. EXERCISE OF OPTION. This Option shall be exercisable in accordance with provisions of Section 6 of the Plan as follows:

        (i) SCHEDULE OF RIGHTS TO EXERCISE. Twenty-five percent (25%) after one year from the date of grant; fifty percent (50%) after two years; seventy-five percent (75%) after three years; and one hundred percent (100%) after four years.

        (ii) METHOD OF EXERCISE. This Option shall be exercisable by a written notice which shall:

             (a) state the election to exercise the Option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common
     Stock is to be registered and the address and Social Security Number of such person (or if more than one, the names, addresses and Social Security Numbers of such persons);

             (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

             (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

             (d) be in writing and delivered in person or by first class or interdepartmental mail to the President of the Company or his designee.

              Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified check, bank cashier's check or wire transfer.

        (iii) RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. DESIGNATION OF CERTAIN OPTION SHARES AS INCENTIVE STOCK OPTIONS. The maximum number of option shares granted hereunder are (as permitted by Section 7 of the Plan) hereby designated incentive stock options, as that term is defined in Section 422(b) of the Internal Revenue Code (the "ISO Shares"). Pursuant to the exercise schedule as provided in Section 2(i) of this Agreement, the number of ISO Shares and non-qualified option shares ("NQO Shares") exercisable on and after the anniversaries described in such
Section 2(i) shall be as set forth in the table below; provided, however, that if pursuant to any provision of the Plan or amendment to this Agreement any of the option shares hereby granted become exercisable sooner than as provided in Section 2(i) hereof, then the number of option shares that may be ISO Shares with respect to any calendar year during which they are first exercisable shall, notwithstanding the table below, be limited to the quotient obtained by dividing $100,000 by the option price set forth in
Section 1 hereof.


      Anniversary of      ISO        NQO
      Grant Date        Shares     Shares
      --------------    ------     -------
                       ((ISO1))    ((NQO1))
                       ((ISO2))    ((NQO2))
                       ((ISO3))    ((NQO3))
                       ((ISO4))    ((NQO4))

     (i) NOTICE TO COMPANY OF DISPOSITION OF ISO SHARES. Optionee agrees that, in the event the Optionee disposes of any of the ISO Shares within one year after the date of exercise of the option to purchase same, the Optionee will promptly notify the Company of such disposition. Such notice shall be in writing and shall specify (i) the number of ISO Shares so disposed of, (ii) the price paid for such shares by the Optionee upon the exercise of the option, and (iii) the price or other consideration received for such shares. All certificates for Common Stock issued upon the exercise of an option to purchase ISO Shares shall bear such legend or other distinctive impression, as determined by the Committee, as will notify the transfer agent of such stock to advise the Company of the disposition of ISO Shares within one year after the issuance thereof.

     4. TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the heirs, personal representatives and successors of the Optionee.

     5. TERM OF OPTION. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     6. OPTIONEE ACKNOWLEDGMENT. Optionee acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that such Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option.

   Date of Grant: _______________.

                                       FEDEX CORPORATION


                                       By:___________________________
                                           CHAIRMAN, PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER


                                       ------------------------------
                                       OPTIONEE





                                       3